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As filed with the Securities and Exchange Commission on December 8, 2003

Registration No. 333-100940

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-1 ON
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DIGITAL ANGEL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-1233960 (I.R.S. Employer Identification No.)
490 Villaume Avenue, South St. Paul, MN 55075 (651) 455-1621 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Van Chu
Chief Executive Officer
490 Villaume Avenue
South St. Paul, MN 55075
(Name and Address of Agent for Service)

(651) 455-1621
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copy to:

Michele D. Vaillancourt, Esq.
Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, MN 55402
612-604-6400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Post-Effective Amendment No. 1.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 8, 2003.

PROSPECTUS

DIGITAL ANGEL CORPORATION

21,647,332 Shares

Common Stock

        This prospectus covers 21,647,332 shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in this prospectus. We will not receive any proceeds form the sale of the shares of our common stock pursuant to this prospectus. We will bear the costs relating to the registration of the shares of our common stock, which we estimate to be approximately $49,500.

        Our common stock is listed on the American Stock Exchange (AMEX) under the symbol "DOC." On December 5, 2003 the last reported sale price of our common stock was $2.20.

        Investing in shares of our common stock involves risks. See "Risk Factors" beginning on page 6 of this prospectus.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2003.

THE COMPANY

This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision.

Overview

        We were incorporated in Delaware on December 1, 1981 as Medical Advisory Systems, Inc. to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which the former Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology, a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. As a result of this contribution, Timely Technology became our wholly-owned subsidiary, and Signature Industries became our 85.0%-owned subsidiary. As a result of the merger and subsequent transactions, Applied Digital Solutions owned 19,595,454 shares (or 72.6%) of our outstanding shares of common stock as of September 30, 2003.

        Historically, we have suffered losses and have not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. The audit report of Eisner LLP for the year ended December 31, 2002 on our financial statements and the audit reports of PricewaterhouseCoopers LLP for each of the two years ended December 31, 2001 and 2000 for the Advanced Wireless Group's financial statements, which became our historical financial statements in the merger, contained an explanatory paragraph expressing doubt about our and the Advanced Wireless Group's ability to continue as a going concern.

        In the nine months ended September 30, 2003, we incurred a net loss of $4.9 million and used net cash in operations of $3.5 million. As of September 30, 2003, our accumulated deficit was $119.0 million. Profitability and capital needs depend on many factors, including the success of marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of business units. We estimate that we will need approximately $3-5 million in additional funding over the next 3-6 months. We have held several discussions with potential investors regarding additional funding. However, there can be no assurance that we will obtain this additional funding on terms favorable to us or at all.

        We are in the business of developing and commercializing proprietary technologies used to identify, locate and monitor people, animals and objects. Our business is organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems.

Animal Applications

        Our Animal Applications segment develops, manufactures and markets radio, electronic and visual identification devices for the companion animals, livestock, laboratory animals, fish and wildlife markets worldwide.

        The Animal Applications segment's radio frequency identification products consist of miniature electronic microchips, readers and injection systems. We hold patents on our syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code for the animal in which it is implanted. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated reader device uses radio frequency to interrogate the microchip and read the code.

        The Animal Applications segment's pet identification system involves the insertion of a microchip with identifying information in the animal. Readers at animal shelters, veterinary clinics and other locations can determine the animal's owner and other information. This pet identification system is marketed in the United States by Schering-Plough Pharmaceutical under the brand name "Home Again™," in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. We have distribution agreements with a variety of other companies outside the United States to market our products. We have an established infrastructure with readers placed in approximately 70,000 global animal shelters and veterinary clinics. Over 1.7 million companion animals in the United States have been enrolled in the database, resulting in approximately 5,000 pet recoveries in the United States each month.

        In addition to pursuing the market for permanent identification of companion animals, the Animal Applications segment also produces visual and electronic identification products, principally for livestock producers. Visual identification products include numbered ear tags. The Animal Applications segment also produces and markets products for the permanent electronic identification of livestock. In the year ended December 31, 2002, the Animal Applications segment represented 60.6% of our consolidated revenue.

Wireless and Monitoring

        Our Wireless and Monitoring segment is in the initial stage of operations. This segment develops and markets advanced technology, referred to as Digital Angel™ technology, to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which consists of the integration and miniaturization of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        After the Digital Angel™ technology gathers location data and local sensory data and communicates that data to an operations center, the operations center can perform an action based on the data received (such as alert a doctor or update shipment information). We plan to introduce this technology into a variety of products to suit different applications ranging from medical monitoring to asset management. These products have been in the developmental stage since April 1998. The first Digital Angel™ technology product—a biosensor chip linked to GPS—was launched in November 2001. This product has not generated any significant revenue through September 30, 2003. Certain Digital Angel™ products will be in Beta testing phase in the first quarter of 2004. In the year ended December 31, 2002, the Wireless and Monitoring segment represented 4.5% of our consolidated revenue.

GPS and Radio Communications

        Signature Industries, located in the United Kingdom, operates our GPS and Radio Communications business. This segment consists of the design, manufacture and support of secure GPS-enabled search and rescue equipment (such as personal locator beacons) and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment includes the design, manufacture and distribution of intrinsically safe sounders (horn alarms) for industrial use and other electronic components. This segment also includes a growing business in high-grade communications equipment leasing and complementary data systems that customers can use to locate and monitor their assets. In the year ended December 31, 2002, the GPS and Radio Communications segment represented 29.8% of our consolidated revenue.

Medical Systems

        This segment is comprised of a staff of logistics specialists and physicians operating from our medical telecommunications response center that provides medical assistance services and interactive medical information services to people traveling anywhere in the world, 24 hours per day, 7 days per week. Assistance is provided by telephone, satellite, high frequency radio, fax, Internet and telex. The primary market for our services is the maritime industry and the international travel insurance and assistance industry. Services include coordination of medical care, provision of general medical information, physician consultation, translation assistance, claims handling and cost containment on behalf of assistance companies, insurance companies or managed care organizations. We also offer medical training services to the maritime industry.

        We also sell a variety of kits containing pharmaceutical and medical supplies. Included in the kits are both prescription and nonprescription medications, controlled substances, medical equipment and expendable medical supplies. The kits include our proprietary pharmaceutical manual, which provides information on proper storage, use and inventory control. All medications are specially labeled for use in our system. We directly supply pharmaceuticals to our maritime and airline customers through our pharmaceutical warehouse facility located in Owings, Maryland. In the year ended December 31, 2002, the Medical Systems segment represented 5.1% of our consolidated revenue.

Recent Developments

        On November 2, 2003, the Company signed an agreement and plan of merger pursuant to which the Company is to acquire OuterLink Corporation of Concord, Massachusetts, subject to certain conditions. OuterLink manufactures and markets a suite of satellite tracking systems, operates a mobile satellite data communications service, and supplies tracking software systems for mapping and messaging. The OuterLink CP-2 system provides real-time automated tracking, wireless data transfer, and two-way messaging with large fleets of vehicles—including utility trucks, helicopters and fixed-wing aircraft, long-haul trucks, service vehicles, short-haul trucks, and ships. OuterLink's current customer base includes various branches of the Department of Homeland Security (for example, the U.S. Border Patrol and U.S. Customs Service). The merger with OuterLink is expected to close in the first quarter of 2004.

        As consideration for the merger, Digital Angel Corporation has agreed to issue 100,000 shares of its Series A Preferred Stock in exchange for all of the issued and outstanding shares of OuterLink capital stock. The Series A Preferred Stock is convertible into four million shares of the Company's common stock when the price of the Company's common stock closes at or above $4.00 per share for ten consecutive trading days.

        On November 3, 2003, OuterLink's Chief Executive Officer, Mr. Van Chu, was appointed Chief Executive Officer of Digital Angel Corporation.

        Our corporate headquarters are located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

If we are required to issue additional shares of common stock in connection with our $2,000,000 Secured Convertible Note, our $1,500,000 Secured Minimum Borrowing Convertible Note and our $3,500,000 Secured Revolving Convertible Note we issued to Laurus Master Fund, Ltd. ("Laurus") or upon the exercise of related warrants, our stockholders will experience dilution.

        On July 31, 2003, the Company sold to Laurus a two-year Secured Convertible Note (the Convertible Note) in the original principal amount of $2,000,000. The Convertible Note is convertible, at Laurus's option, into shares of the Company's common stock at a per share price of $2.33. The Company has the option to determine whether to satisfy interest and principal payments on the Convertible Note in cash or in shares of the Company's common stock, or any combination of both, subject to certain limitations as defined in the Convertible Note. In connection with the issuance of the Convertible Note, was also issued to Laurus on July 31, 2003 a five-year warrant to purchase 125,000 shares of our common stock at exercise prices ranging from $2.68 to $3.38 per share.

        On August 28, 2003, the Company entered into a Security Agreement with Laurus under which the Company issued to Laurus a Secured Revolving Convertible Note (the Revolving Note) in the original principal amount of $3,500,000 and a Secured Minimum Borrowing Convertible Note (the Minimum Borrowing Note) in the original principal amount of $1,500,000. Beginning May 28, 2004, the Minimum Borrowing Note and the Revolving Note are convertible, at Laurus's option, into shares of the Company's common stock at a per price share of $2.64. In connection with the issuance of the Minimum Borrowing Note and the Revolving Note, we also issued to Laurus on August 28, 2003 a five-year warrant to purchase 115,000 shares of our common stock at exercise prices ranging from $2.55 to $2.95 per share.

        In connection with the Stock Purchase Agreement we entered into with Applied Digital Solutions on August 14, 2003, we granted five-year warrants to the holders of Applied Digital Solutions 8.5% debentures to acquire up to 500,000 shares of our common stock at an exercise price of $2.64 per share. The warrants were issued in consideration for a waiver from the debenture holders which allowed Applied Digital Solutions to register the shares being issued in connection with the Stock Purchase Agreement.

        The conversion of the Convertible Note, the Minimum Borrowing Note or the Revolving Note into shares of our common stock or the exercise of the above-described warrants, in whole or in part, will result in an increase in the total number of our shares outstanding and may result in our stockholders experiencing dilution in the net tangible book value per share of our common stock.

The terms of our notes with Laurus subject us to the risk of foreclosure on substantially all of our assets.

        We many not have sufficient funds to repay Laurus when the obligations on the Convertible Note, Minimum Borrowing Note and Revolving Note mature. Accordingly, we may be required to obtain the funds necessary to repay the obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. There can be no assurance that, if needed, we can obtain the funds needed to repay the obligations from any one or more of these other sources on favorable economic terms or at all. If we are unable to obtain funds to repay this indebtedness, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses to Digital Angel Corporation and have a material adverse effect on our financial condition. For these reasons, there can be no assurance that we will be able to repay the obligations upon their maturity.

        To secure the payment of all debts, liabilities and obligations owed to Laurus, we have granted to Laurus a security interest in and lien upon all of our property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests. Any event of default under the Convertible Note, Minimum Borrowing Note or Revolving Note would subject us to foreclosure by Laurus on substantially all of our assets to the extent necessary to repay any amounts due. Any such default and resulting foreclosure could have a material adverse effect on our financial condition.

Historical losses and negative cash flows from operations raise doubt about our ability to continue as a going concern.

        Historically, Digital Angel Corporation has suffered losses and has not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. The audit report of Eisner LLP for the year ended December 31, 2002 for our financial statements and the audit reports of PricewaterhouseCoopers LLP for each of the two years ended December 31, 2001 and 2000 for the Advanced Wireless Group's financial statements, which became our historical financial statements in the merger, contained an explanatory paragraph expressing doubt about Digital Angel Corporation's and the Advanced Wireless Group's ability to continue as a going concern.

Our majority stockholder, Applied Digital Solutions, owns 72.6% of our common stock, is able to completely control the board of directors and may support actions that conflict with the interests of the other stockholders.

        Applied Digital Solutions is the beneficial owner of 72.6% of our common stock, and it controls us with respect to all matters upon which our stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions. There can be no assurance as to how Applied Digital Solutions will exercise control over us. Applied Digital Solutions may support actions that are contrary to or conflict with the interests of the other stockholders.

Our stockholders will experience dilution when the Stock Purchase Agreement with Applied Digital Solutions closes.

        On August 14, 2003, the Company entered into a Stock Purchase Agreement with Applied Digital Solutions, Inc., our majority stockholder, pursuant to which Applied Digital Solutions agreed to purchase 3,000,000 shares of Digital Angel Corporation's common stock at $2.64 per share. Applied Digital Solutions also acquired a five-year warrant to purchase up to 1,000,000 shares of Digital Angel Corporation's stock at an exercise price equal to the average of Digital Angel Corporation's volume weighted average price for the first ten consecutive trading days of 2004, commencing January 2, 2004. The aggregate purchase price for the sale of Digital Angel Corporation's 3,000,000 shares and the warrant to purchase 1,000,000 shares of our common stock is payable in Applied Digital Solutions common stock equal to the purchase price of $7.92 million divided by the average of Applied Digital Solutions' daily volume weighted average price for the ten trading days immediately preceding the closing date ("ADS Per Share Exchange Price"). If the ADS Per Share Exchange Price is less than $0.40, then Applied Ditigal Solutions has the option to postpone the closing date for a period not to exceed thirty calendar days or terminate the Stock Purchase Agreement.

        The issuance of Digital Angel Corporation stock pursuant to the Stock Purchase Agreement may adversely affect the market price of our common stock.

Our earnings will decline if we write off additional goodwill and other intangible assets.

        As of September 30, 2003, we had recorded goodwill of $47.5 million. On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. During the first quarter of 2002, we completed the transitional goodwill impairment test required by SFAS No. 142 and recorded no impairment of our goodwill. During the fourth quarter of 2002, we performed the annual impairment test for goodwill using a fair value based approach, primarily discounted cash flows. An evaluation of the Wireless and Monitoring and Medical Systems reporting units indicated that $31.5 million and $25.9 million of goodwill, respectively, was impaired. Accordingly, we recorded an impairment charge of $57.4 million in the fourth quarter of 2002. Factors contributing to the impairment charge were a reduction in projected sales resulting from a longer than anticipated timeframe in developing the new Digital Angel™ technology for the Wireless and Monitoring reporting unit and a change in business focus for the Medical Systems reporting unit. We will assess the fair value of our goodwill annually or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.

The exercise of outstanding options and warrants may adversely affect the market price of our common stock.

        As of September 30, 2003, we had options and warrants outstanding to purchase from us a total of 10,687,000 shares of common stock at exercise prices ranging from $0.05 to $10.50 per share, with a weighted average exercise price of $2.49. In addition, as of September 30, 2003, we had 2,045,000 additional shares of common stock which may be issued in the future under our stock option plans. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise may adversely affect the market price of our common stock.

We may continue to incur losses.

        We incurred net losses of $92.4 million in the year ended December 31, 2002, $17.4 million in 2001, $3.9 million in 2000 and $4.9 million in the nine month period ended September 30, 2003. No assurance can be given as to whether we will achieve profitability, if at all. Profitability depends on many factors, including the success of marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of our business units. If we fail to achieve and maintain sufficient profitability within the time frame expected by investors, the market price of our common stock may be adversely affected.

The Wireless and Monitoring segment is expected to incur future losses and may not achieve profitability.

        We have invested approximately $14.6 million in the Digital Angel™ product for the period from April 1998 through September 30, 2003. We expect the Wireless and Monitoring segment to incur additional development, sales and marketing, and other general expenses. As a result, the Wireless and Monitoring segment is expected to incur losses for the foreseeable future and will need to generate significant revenues to achieve profitability. There can be no assurance that the segment will achieve profitability or, if profitability is achieved, that it will be sustained. The Wireless and Monitoring segment's failure to achieve and sustain profitability would have a material adverse effect on the market value of our common stock.

The Wireless and Monitoring segment is the initial stage of operations and may encounter unforeseen difficulties that could negatively affect our business.

        The Wireless and Monitoring segment is in the initial stage of operations and has generated no substantial revenue. As a result, it has minimal operating history upon which to base an evaluation of its current business and future prospects. Moreover, this segment does not currently have any contracts in place that will provide any significant revenue. Because of this segment's lack of an operating history, management has limited insight into trends that may emerge and could materially adversely affect its business. This segment's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. This segment could encounter risks including, but not limited to, the risk that the Wireless and Monitoring segment will be unable to:

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  develop and market Digital Angel products by integrating and miniaturizing new technologies into marketable products and services;

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  build a customer base;

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  generate revenues;

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  compete successfully in a highly competitive market;

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  access sufficient capital to support growth;

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  recruit and retain qualified employees;

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  introduce new products and services; and

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  build technology and support systems.

Each of these risks could lead to unforeseen expenses or losses, which could have a material adverse effect on our financial condition and results of operations.

The Digital Angel™ technology is not proven, and we may not be able to develop products from this unproven technology.

        The Wireless and Monitoring segment depends on the development, integration, miniaturization and successful marketing of several advanced technologies that have not previously been integrated or used as anticipated by this segment. The Wireless and Monitoring segment depends upon advanced technology, including wireless communication, biosensors, motion determination and global positioning system capabilities. Many of these technologies are unproven or relatively new. No assurances can be given as to when or if the Digital Angel product will be successfully marketed. Our ability to develop and commercialize products based on our proprietary technology will depend on our ability to develop our products internally on a timely basis or to enter into arrangements with third parties to provide these functions. Our failure to develop and commercialize products successfully could have a material adverse effect on our financial condition and results of operations.

Infringement by third parties on our intellectual property or the development of substantially equivalent proprietary technology by our competitors could negatively affect our business.

        Our success depends significantly on our ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures we have taken to protect our intellectual property, including those relating to the Digital Angel technology, will prevent the misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed upon or circumvented by others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. We also rely to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that we can meaningfully protect our rights to such unpatented proprietary technology. Infringement on our intellectual property or the development of substantially equivalent technology by our competitors could have a material adverse effect on our business.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.

        The electronic animal identification market can be negatively affected by such factors as food safety concerns, consumer perceptions regarding cost and efficacy, international technology standards, national infrastructures, and slaughterhouse removal of microchips.

        We are also subject to federal, state and local regulation in the United States, including regulation by the U.S. Food and Drug Administration, the U.S. Federal Communications Commission, and the U.S. Department of Agriculture, and to regulation in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our business.

We rely heavily on sales to government contractors of our animal identification products, and any decline in the demand by these customers for our products could negatively affect our business.

        The principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Because these contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for our products. In addition, our GPS and Radio Communications segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. Any decrease in demand by such customers could have a material adverse effect on our financial condition and results of operations and result in a decline in the market value of our common stock.

We depend on a single production arrangement for our patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on our business.

        We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot assure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

We depend on principal customers.

        For the nine-month period ended September 30, 2003, four customers—Schering Plough Pharmaceutical, Biomark, Inc., United States Department of Energy, and Pacific States Marine Fisheries—together accounted for 30.5% of our consolidated revenues. For the year ended December 31, 2002, Schering Plough Pharmaceutical, the US Army Corps of Engineers, Biomark, Inc., Pacific States Marine Fisheries and San Bernadino County Superintendent of Schools, together accounted for 30.8% of our consolidated revenue. The loss of, or a significant reduction in, orders from any of these major customers could have a material adverse effect on our financial condition and results of operations.

We compete with other companies in the visual and electronic identification market, and the products sold by our competitors could become more popular than our products or render our products obsolete.

        The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, and that our principal competitors in the electronic identification market that have developed permanent electronic identification devices for the companion animal market are AllFlex USA, Datamars SA and Avid Plc. Neither Datamars nor Avid has been granted a United States license to use implantable technology.

        In addition, other companies could enter this line of business in the future. Certain of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors, and these competitors may develop or market technologies and products that are more widely accepted than ours or that would render our products obsolete or noncompetitive. We are not aware of any other competitors currently marketing products that would compete with the Digital Angel product. However, we are aware of several potential competitors that have expressed an interest in similar technologies. We are unaware of any actual sales of a competing product. If such competitors enter the market and compete with the Digital Angel product, such competition could have a material adverse effect on our business.

We are subject to risks as a result of our foreign operations.

        We maintain operations outside of the United States, which subjects us to risks that are inherent in international operations, including the risk that:

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  it may be more difficult to enforce agreements and collect receivables through many foreign legal systems;

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  foreign customers may have longer payment cycles than customers in the United States;

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  tax rates in some foreign countries may exceed those in the United States, and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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  general economic and political conditions in countries where we operate may have an adverse effect on our operations or other presence in those countries;

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  the difficulties associated with managing a large organization spread throughout various countries may adversely affect our business in those countries; and

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  required compliance with a variety of foreign laws and regulations may prove onerous and adversely affect our operations abroad.

        The success of any expansion of our business globally will depend, in part, on our ability to anticipate and effectively manage these and other risks. These and other factors may have a material adverse effect on our international operations or our business as a whole.

Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.

        We generate a portion of our sales and incur a portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

We depend on a small team of senior management, and we may have difficulty attracting and retaining additional personnel.

        Our future success will depend in large part upon the continued services and performance of senior management and other key personnel. If we lose the services of any member of our senior management team, our overall operations could be materially and adversely affected. In addition, our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. We cannot ensure that we will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a material adverse effect on our financial condition and results of operations. We have employment agreements with certain key personnel.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the information incorporated by reference may contain "forward-looking statements" which represent our expectations or beliefs including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words "may," "will," "expect," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

        All net proceeds from the sale of our common stock will go to the selling stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholders.

SELLING STOCKHOLDERS

        The following table provides certain information regarding the selling stockholders' beneficial ownership of our common stock prior to and after the offering. Beneficial ownership is determined under the rules of the United States Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. The 21,647,332 shares of common stock being offered for sale by the selling stockholders represents 79.9% of our 27,096,709 shares of common stock outstanding as of October 31, 2003.

Selling Stockholder	Number of Shares Owned Prior to The Offering		Number of Shares Being Offered For Sale	Number of Shares Owned After the Offering	Percentage of Class
Richard J. Sullivan(1)	937,500		937,500	0	0%
Garret A. Sullivan	101,950		468,750	0	0%
Evan McKeown(2)	30,469		30,469	0	0%
IBM Credit LLC	1,163,906	(3)	1,163,906	0	0%
Applied Digital Solutions	19,303,507		19,303,507	0	0%
Brett Thaxton(4)	60,000		60,000	0	0%
Redington, Inc.	50,000	(5)	50,000	0	0%

(1)
Mr. Sullivan is Chairman of our board of directors.

(2)
Mr. McKeown is Vice President and Chief Financial Officer of Applied Digital Solutions, our affiliate.

(3)
Represents a warrant to purchase 1,163,906 shares of our common stock at $1.067 per share, which is exercisable for five years beginning April 5, 2002. The warrant contains anti-dilution provisions that adjust the exercise price of the warrant upon the issuance of stock or stock purchase rights at a lower purchase price than the exercise price of the warrant and that adjust the exercise price and the number of shares subject to the warrant upon a stock split or dividend or a reverse stock split. The warrant also includes a registration rights provision. The warrant was included in the registration statement of which this prospectus was a part in fulfillment of our obligations under the registration rights provision.

(4)
Brett Thaxton has an affiliation with Attkisson Carter & Company, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc.

(5)
Mr. Thomas Redington may be deemed to have investment discretion and voting power with respect to the shares held by Redington, Inc. Represents a warrant to purchase 50,000 shares at $3.60 per share, which is exercisable for five years beginning June 27, 2002. The warrant contains anti-dilution provisions that adjust the exercise price and number of shares subject to the warrant upon a stock split or dividend or a reverse stock split. The warrant also contains a registration rights provision. The warrant was included in the registration statement of which this prospectus was a part in fulfillment of our obligations under the registration rights provision.

PLAN OF DISTRIBUTION

        The selling stockholders or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. After the date of this prospectus, the selling stockholders may offer its shares at various times in one or more of the following transactions:

  •
  on any national securities exchange, or other market on which our common stock may be listed at the time of sale;

  •
  in the over-the-counter market;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        In addition, the selling stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the terms of such rule rather than pursuant to this prospectus.

        The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to a selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        From time to time, the selling stockholders may be engaged in short sales, short sales against the box (that is, sales in which the seller actually owns the stock but does not want to sell the shares owned), puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or financial institutions. In addition, from time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with their broker-dealer. Upon delivery of the shares or a default by the selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        We will pay the fees and expenses incident to the registration of our common stock hereunder. Additionally, we have agreed to indemnify IBM Credit LLC, any of its transferees, and their officers, directors and agents who control such persons against any losses, claims, damages, liabilities and expenses arising out of or based on:

  •
  Any untrue statement or alleged untrue statement of a material fact contained in any registration statement or final prospectus relating to the securities that we have registered under the Securities Act of 1933, and

  •
  Any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements in such registration statement or prospectus not misleading.

        However, Digital Angel Corporation's indemnification obligation does not apply if such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission based upon information furnished in writing to Digital Angel Corporation by the holders of the securities expressly for use in the registration statement. In addition, Digital Angel Corporation's indemnification obligation does not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the securities registered if it is determined that it was the responsibility of the holder of such securities to provide such person with a current copy of the prospectus and such current copy would have cured the defect giving rise to such loss, claim, damage, liability or expense. Digital Angel Corporation also has agreed to indemnify any underwriters of the securities registered on substantially the same basis as that of the indemnification of the holders of the securities registered as described in this paragraph.

EXPERTS

        The consolidated financial statements of Digital Angel Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Eisner LLP, independent auditors, and have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to substantial doubt about our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of such firm given upon their authority as experts in accounting and auditing.

        The financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        An opinion has been rendered by the law firm of Winthrop & Weinstine, P.A. to the effect that the shares of our common stock offered by the selling stockholder under this prospectus are legally issued, fully paid and non-assessable.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until all of the shares of our common stock offered by this prospectus are sold.

  •
  Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 8, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 14, 2003;

  •
  Current Report on Form 8-K filed March 11, 2003;

  •
  Current Report on Form 8-K filed August 8, 2003;

  •
  Current Report on Form 8-K filed August 18, 2003 reporting the Item 5 information;

  •
  Current Report on Form 8-K filed September 3, 2003;

  •
  Current Report on Form 8-K filed September 4, 2003;

  •
  Current Report on Form 8-K filed September 23, 2003;

  •
  Current Report on Form 8-K filed November 5, 2003;

  •
  Current Report on Form 8-K filed November 7, 2003;

  •
  Current Report on Form 8-K filed November 17, 2003;

  •
  Definitive Proxy Statement on Schedule 14A filed on April 17, 2003; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed on August 13, 1999.

        Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

        You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075
(651) 455-1621

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The public may obtain information about the SEC's Public Reference Section by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Copies of the reports and other information we filed with the SEC are also available through our website at http://www.digitalangelcorp.com.

        All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. You should not assume that the information contained in this document is accurate after the date of this prospectus unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$0	(1)
Accounting Fees and Expenses	$17,000
Legal Fees and Expenses	$7,500
Printing Fees and Expenses	$20,000
Miscellaneous	$5,000

Total	$49,500

(1)
Already paid upon filing of the Company's Registration Statement on Form S-1, which became effective on January 21, 2003.

Item 15. Indemnification of Directors and Officers.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers Digital Angel Corporation to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving as such with respect to another entity at the request of Digital Angel Corporation. The Delaware General Corporation Law also permits Digital Angel Corporation to purchase insurance on behalf of any such director, officer, employee or agent. Digital Angel Corporation's restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of Digital Angel Corporation's directors for breaches of fiduciary duty and for the indemnification by Digital Angel Corporation of each director and officer of Digital Angel Corporation, in each case to the fullest extent permitted by applicable law. Digital Angel Corporation purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving at the request of Digital Angel Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, Digital Angel Share Trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Digital Angel Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of Digital Angel Corporation's restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable

Item 16. Exhibits.

Exhibit Number	Description of Exhibits
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statements on Form S-18 (No. 2-98314) filed on June 7, 1985 and our Annual Report on Form 10-KSB filed on March 28, 1990)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985)
4.1	Warrant Agreement Between Digital Angel Corporation and IBM Credit Corporation (now known as IBM Credit LLC) dated as of April 10, 2001
5.1	Opinion of Winthrop &Weinstine, P.A. as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Winthrop & Weinstine (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (b)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (c)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Digital Angel Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on the 4th day of December, 2003.

DIGITAL ANGEL CORPORATION
By:	/s/ Van Chu Van Chu Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 4, 2003 by the following persons in the capacities indicated below.

Signature	Title
/s/ Van Chu Van Chu	Chief Executive Officer (Principal Executive Officer)
/s/ James P. Santelli James P. Santelli	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Richard J. Sullivan Richard J. Sullivan	Director
/s/ Kevin H. McLaughlin Kevin H. McLaughlin	Director
/s/ Howard S. Weintraub, Ph.D. Howard S. Weintraub	Director
/s/ Scott R. Silverman Scott R. Silverman	Director
/s/ Michael S. Zarriello Michael S. Zarriello	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statements on Form S-18 (No. 2-98314) filed on June 7, 1985 and our Annual Report on Form 10-KSB filed on March 28, 1990)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985)
4.1	Warrant Agreement Between Digital Angel Corporation and IBM Credit Corporation (now known as IBM Credit LLC) dated as of April 10, 2001
5.1	Opinion of Winthrop & Weinstine, P.A. as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Winthrop & Weinstine P.A. (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

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PROSPECTUS
THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX